Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
marytconway@comcast.net

PLC SYSTEMS SIGNS TMR ASSET SALE AGREEMENT WITH NOVADAQ

FRANKLIN, Mass., November 8, 2010 --- PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device-based technologies, today announced that it had signed a definitive agreement to sell all of its Transmyocardial Revascularization (TMR) assets to Novadaq Technologies Inc. (TSX: NDQ), a developer of real-time imaging systems for use in the operating room. Novadaq has been the exclusive United States distributor of PLC’s CO2 Heart Laser Systems and related kits for TMR since March 2007.

Under terms of the agreement, Novadaq will acquire all of PLC’s assets in the TMR business including manufacturing rights, product inventories, equipment, intellectual property, regulatory approvals, clinical data and all documentation related to TMR, for a purchase price of $1 million U.S. in cash, and the assumption of PLC’s obligations under service contracts valued at approximately $700,000.

Completion of the acquisition is subject to the approval of PLC’s shareholders at a special meeting of shareholders and is expected to close within 90 days.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We are very pleased to reach a positive agreement with Novadaq to purchase our TMR business. While this business is part of the foundation of PLC, its disposition enables PLC to focus entirely on our RenalGuard System™ operations.  In addition, the critical cash injection that this sale will provide us should enable us to continue to work on raising the additional funding we need to continue with our RenalGuard business. RenalGuard represents the future of PLC and we look forward to building upon the positive scientific data that were recently shared at the important TCT conference in late September. At the same time, we’re confident that TMR customers will see no disruption in service since they are already working with Novadaq in many cases.”

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not obtain the required shareholder approval necessary for the sale of our TMR assets, other closing conditions to the proposed TMR asset sale transaction may not be met or other circumstances may occur prior to the anticipated closing that would result in this transaction not being concluded, we may be unable to raise capital necessary to continue our operations, we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn,  the current clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2009, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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